MGI FUNDS™

MGI US Small/Mid Cap Growth Equity Fund

200 Clarendon Street Boston, Massachusetts 02116

May __, 2008

Dear Shareholder:

We are pleased to notify you of a change involving a subadvisor for the MGI US Small/Mid Cap Growth Equity Fund (the “Fund”), a series of MGI Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved a new subadvisory agreement (the “Subadvisory Agreement”) between Tygh Capital Management, Inc. (“Tygh Capital”) and Mercer Global Investments, Inc., on behalf of the Fund, pursuant to which Tygh Capital will serve as a subadvisor for the Fund. Each of the two subadvisors that have managed the Fund since its inception, Mazama Capital Management, Inc. and Westfield Capital Management Company, LLC, will continue to manage a portion of the Fund’s investment portfolio.

As was previously communicated to you via a supplement to the Trust’s prospectus, dated April 1, 2008, this change became effective on that date.  I encourage you to read the attached Information Statement, which provides, among other information, details regarding Tygh Capital and the Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the addition of Tygh Capital as the Fund’s third subadvisor.

Sincerely, /s/ Phillip J. de Cristo Phillip J. de Cristo

Trustee, President, and Chief Executive Officer MGI Funds

MGI FUNDS™

MGI US Small/Mid Cap Growth Equity Fund

200 Clarendon Street Boston, Massachusetts 02116 INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of MGI Funds (the “Trust”) to inform shareholders of the MGI US Small/Mid Cap Growth Equity Fund (the “Fund”) about the recent addition of a third subadvisor for the Fund. The Board, on behalf of the Fund, has approved a new subadvisory agreement (the “Subadvisory Agreement”) between Tygh Capital Management, Inc. (“Tygh Capital” or the “Subadvisor”) and Mercer Global Investments, Inc. (“MGI” or the “Advisor”). The Subadvisory Agreement was approved by the Board upon the recommendation of MGI, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about [______________], 2008 to shareholders of record of the Fund as of March 31, 2008. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MGI is the investment advisor for the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits MGI to hire, terminate, or replace subadvisors of the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor or subadvisor for the mutual fund. The Trust and the Advisor have obtained the Exemptive Order from the SEC, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things: (i) to continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) to reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on February 28, 2008 (the “Meeting”), (i) appointed Tygh Capital to serve as a third subadvisor for the Fund, and (ii) approved the Subadvisory Agreement between the Advisor and Tygh Capital with respect to the Fund.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of entering into a new subadvisory agreement, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Tygh Capital and the Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the investment advisor for the Fund. The Advisor is an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc. The Advisor is registered as an investment adviser with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.90% of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $669,100 from the Fund for the fiscal year ended March 31, 2007.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Phillip J. de Cristo serves as Trustee, President, and Chief Executive Officer of the Trust, and as President of the Advisor. Ravi B. Venkataraman serves as Vice President of the Trust, and as Vice President and Head of the U.S. business of the Advisor. Denis Larose serves as the Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor. Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust, and as Chief Operating Officer of the Advisor. David M. Goldenberg serves as Vice President and Assistant Secretary of the Trust, and as General Counsel of Mercer, an affiliate of the Advisor. Christopher A. Ray serves as Vice President of the Trust, and as Senior Portfolio Manager of the Advisor. John A. Stone serves as Vice President of the Trust and as Portfolio Manager of the Advisor. Martin J. Wolin serves as Vice President and Chief Compliance Officer of the Trust, and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, other than Mr. Goldenberg, is 200 Clarendon Street, Boston, Massachusetts 02116. The address of Mr. Goldenberg is 1166 Avenue of the Americas, New York, New York 10036.

THE SUBADVISOR

Tygh Capital is located at 1211 SW Fifth Avenue, Portland, Oregon 97204. Tygh Capital is registered as an investment adviser under the Advisers Act and is controlled by Richard J. Johnson and Jeff B. Curtis, the Chief Investment Officer and President, respectively, of Tygh Capital. The Subadvisory Agreement between Tygh Capital and MGI, on behalf of the Fund, is dated April 1, 2008.

Tygh Capital was approved by the Board to serve as a subadvisor for the Fund at the Meeting. The Subadvisor is independent of the Advisor, and Tygh Capital discharges its responsibilities subject to the oversight and supervision of the Advisor. The Subadvisor is compensated out of the fees that the Advisor receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the addition of the Subadvisor or the implementation of the Subadvisory Agreement. The fees paid by the Advisor to the Subadvisor depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to the Subadvisor by MGI. In accordance with procedures adopted by the Board, the Subadvisor may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Tygh Capital serves as an investment advisor or subadvisor for the registered investment companies listed below, each of which has an investment objective similar to the Fund’s investment objective:

	Assets as of
Name	December 31, 2007	Advisory Fee Rate

TCM Small Cap Growth Fund	$596.9 million	0.80%
TCM Small-Mid Cap Growth Fund	$5.9 million	0.80%

The names and principal occupations of the principal executive officers of Tygh Capital are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with Tygh, is 1211 SW Fifth Avenue, Portland, Oregon 97204:

Richard J. Johnson, Chief Investment Officer and Director

Jeff B. Curtis, President and Director

THE SUBADVISORY AGREEMENT

The Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Tygh Capital, are substantially similar to the subadvisory agreements between the Advisor and each of Mazama Capital Management, Inc. (“Mazama”) and Westfield Capital Management Company, LLC (“Westfield”), the Fund’s two other subadvisors.

The Subadvisory Agreement provides that the Subadvisor, among other duties, will make all investment decisions for the Subadvisor’s allocated portion of the Fund’s investment portfolio. Tygh Capital, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets. Tygh Capital also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Subadvisory Agreement provides for Tygh Capital to be compensated based on the average daily net assets of the Fund allocated to the Subadvisor. The Subadvisor is compensated from the fees that the Advisor receives from the Fund. Tygh Capital generally will pay all expenses the Subadvisor incurs in connection with its activities under the Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) Tygh Capital, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MGI recommended the appointment of Tygh Capital to serve as a subadvisor for the Fund after evaluating a number of other possible investment managers. The Subadvisor was recommended by the Advisor because, among other factors: (i) the Advisor sought to enhance portfolio style diversification by adding a diversified, fundamental small/mid cap growth strategy, which would complement the investment strategies of Mazama and Westfield; (ii) Tygh Capital seeks to control portfolio risks with a focus on minimizing downside risk and a strictly enforced sell discipline; (iii) Tygh Capital brings a seasoned portfolio manager with significant experience in managing portfolios of small and mid capitalization equity securities; and (iv) Tygh Capital exhibits low excess return correlation with Mazama, and low portfolio holdings overlap with Westfield.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Subadvisory Agreement. In determining whether to approve the Subadvisory Agreement, the Board considered the information received in advance of the Meeting, which included: (i) a copy of the form of the Subadvisory Agreement between the Advisor and the Subadvisor; (ii) information regarding the process by which the Advisor selected the Subadvisor and recommended the Subadvisor for Board approval; (iii) information regarding the nature and quality of the services that the Subadvisor would provide to the Fund; (iv) information regarding the Subadvisor’s reputation, investment management business, personnel, and operations; (v) information regarding the Subadvisor’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by the Subadvisor; (vii) the Subadvisor’s compliance program; (viii) the Subadvisor’s historical performance returns managing a similar investment mandate, and such performance compared to a relevant index; and (ix) the Subadvisor’s financial condition. The Board also considered the substance of discussions with representatives of the Advisor and Tygh Capital at the Meeting.

When considering the approval of the Subadvisory Agreement, the Board reviewed and analyzed the factors that the Board deemed relevant with respect to the Subadvisor, including: the nature, quality, and extent of the services to be provided to the Fund by the Subadvisor; the Subadvisor’s management style; the Subadvisor’s historical performance record managing pooled investment products similar to the Fund; the qualifications and experience of the person who will be responsible for the day-to-day management of Tygh Capital’s allocated portion of the Fund’s investment portfolio; and the Subadvisor’s staffing levels and overall resources. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

In examining the nature, quality, and extent of the services to be provided by the Subadvisor for the Fund, the Board considered: the specific investment process to be employed by the Subadvisor in managing the assets of the Fund to be allocated to the Subadvisor; the qualifications of the Subadvisor’s investment professionals with regard to implementing the Fund’s investment mandate; the Subadvisor’s performance record as compared to its benchmark; the Subadvisor’s infrastructure and whether it appeared to adequately support the Subadvisor’s investment strategy; and the Advisor’s review process and the Advisor’s favorable assessment as to the nature and quality of the subadvisory services expected to be provided by the Subadvisor. The Board concluded that the Fund will benefit from the quality and experience of the Subadvisor’s portfolio manager. Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, extent, and quality of the subadvisory services to be provided by the Subadvisor, as well as Tygh Capital’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and supported a decision to approve the Subadvisory Agreement.

Because Tygh Capital was a newly-appointed subadvisor for the Fund, the Board, at the Meeting, could not consider the Subadvisor’s investment performance in managing the Fund as a factor in evaluating the Subadvisory Agreement. However, the Board did review the Subadvisor’s historical performance record in managing other accounts that were comparable to the Fund. The Board compared this historical performance to a relevant benchmark. The Board noted that Tygh Capital’s small/mid cap growth strategy had outperformed (before fees) the annual performance of the Russell 2500 Growth™ Index over the past three years. On this basis, the Board concluded that the historical performance record for the Subadvisor supported a decision to approve the Subadvisory Agreement.

The Board carefully considered the proposed fees payable under the Subadvisory Agreement. In this connection, the Board evaluated the compensation that will be paid to the Subadvisor by the Advisor. The Board also considered comparisons of the fees to be paid to the Subadvisor with the fees the Subadvisor charges to its other clients, noting that the fee rate that the Advisor had negotiated with Tygh Capital was within the range of fee rates that the Subadvisor has implemented with other open-end investment companies and institutional separate accounts that utilize the Subadvisor’s small-mid cap growth strategy (the same strategy that will be utilized for the Fund).

The Board also considered whether the fee schedule of the Subadvisor included breakpoints that would reduce the Subadvisor’s fees as the assets of the Fund allocated to the Subadvisor increased, noting that Tygh Capital’s proposed subadvisory fee schedule did include breakpoints. The Board was not provided with, and did not review, information regarding the estimated profits that may be realized by the Subadvisor in managing its allocated portion of the Fund’s assets. Since the fees to be paid to Tygh Capital were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, Tygh Capital’s potential profitability was not considered relevant to the Independent Trustees’ deliberations. After evaluating the proposed fees, the Board concluded that the fees that would be paid to the Subadvisor by MGI with respect to the assets to be allocated to the Subadvisor appeared to be within a reasonable range in light of the quality and extent of the services to be provided.

The Board reviewed a copy of the Subadvisory Agreement. The Board considered that the Subadvisory Agreement provided for the same range of services and fees as the subadvisory agreements that were in place with the Fund’s two other subadvisors, Mazama and Westfield.

The Board considered the selection and due diligence process employed by the Advisor in deciding to recommend the addition of Tygh Capital as a subadvisor for the Fund. The Board also considered the Advisor’s conclusion that the fees to be paid to the Subadvisor for its services to the Fund will be reasonable, and the reasons supporting that conclusion. The Board noted that the subadvisory fees will be paid by the Advisor to the Subadvisor and will not be additional fees paid by the Fund. The Board concluded that the Advisor’s recommendations and conclusions supported approval of the Subadvisory Agreement.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the Subadvisory Agreement was in the best interests of the Fund, and approved the Subadvisory Agreement for the Fund.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, is the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares of the Fund, respectively. For the fiscal year ended March 31, 2007, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, is a Delaware corporation that is a subsidiary of PFPC Inc., and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2007, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of March 31, 2008, the Fund had 16,393,902 total shares outstanding, and MGI Collective Trust: MGI US Small/Mid Cap Growth Equity Portfolio held 15,802,862 shares, representing 96.4% of the total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll free at 1-866-658-9896.